FIRST.  The name of this corporation is Nortia Capital
Partners, Inc.

	SECOND. The address of this corporation's registered office in the State of Nevada is 502 East John Street, Carson City, Nevada
89706.  The name of its resident agent at such address is CSC
Services of Nevada, Inc.

	THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the General Corporation Law of the State of Nevada.

	FOURTH. The total number of shares of capital stock which this corporation shall have authority to issue is fifty-five million (55,000,000) with a par value of $.001 per share amounting to $55,000.00. Fifty million (50,000,000) of those shares are Common Stock and five million (5,000,000) of those shares are Preferred
Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of these Articles of Incorporation, or (ii) as otherwise provided by the Nevada General Corporation Law, as amended from time to time.

	FIFTH. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of the Article FOURTH of these Articles of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

		(1)	The number of shares constituting such series and
the distinctive designation of such series;

		(2)	The dividend rate on the shares of such series,
whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

		(3)	Whether such series shall have voting rights, in
addition to the voting rights provided by law, and, if so, the terms of such voting rights;

		(4)	Whether such series shall have conversion
privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate, in such events as the Board of Directors shall determine;

		(5)	Whether or not the shares of such series shall be
redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary in different circumstances and at different redemption dates;

		(6)	Whether that series shall have a sinking fund for
the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;



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		(7)	The rights of the shares of such series in the event
of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such series; and

		(8)	Any other relative rights, preferences and
limitations of such series.

	Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

	If, upon any voluntary or involuntary liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full and complete preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts, including unpaid cumulative dividends, if any, payable with respect thereto.

	SIXTH. The incorporator of this corporation is Michael J. Muellerleile, whose mailing address is 1301 Dove Street, Suite 460, Newport Beach, California 92660. The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation.

	SEVENTH. No director or officer of this corporation shall have any personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Seventh shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law,
(ii) the payment of dividends in violation of the Nevada General Corporation Law, or (iii) willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such director's or officer's office. Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

	EIGHTH. This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision specified in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at any such time then in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this article.

	NINTH. Capital stock issued by this corporation after the amount of the subscription price or par value therefor has been paid in full shall not be subject to pay debts of this corporation, and no capital stock issued by this corporation and for which payment has been made shall ever be assessable or assessed.

	TENTH. (a) The affairs of this corporation shall be governed by a Board of Directors of not more than fifteen (15) persons nor less than one (1) person, as determined from time to time by vote of a majority of the Board of Directors of this corporation; provided, however, that the number of directors shall not be reduced so as to reduce the term of any director at the time in office.


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	The name and address of the initial member of the Board of
Directors, which shall initially consist of one director, are:

			Cynthia Bergendahl
			1301 Dove Street, Suite 460
			Newport Beach, California 92660

	The name and address of each of the members of the Board of Directors as of the date of filing of these Restated Articles of Incorporation are:

			Matthew Henninger
			555 W. 5th Street
			Los Angeles, California 90013

			William Bosso
			400 Hampton View Court
			Alpharetta, Georgia 30003

			Michael Marshall
			6524 Elizan Drive NW
			Olympia, Washington 98502

			Harrysen Mittler
			2400 Dundas Street West, #139
			Mississauga, Canada L5K 2R8

			J. P. Baron
			RR#2, Box 2158
			York Street
			Collingwood, Canada L9Y 3Z1

			John Benton
			3312 Piedmont Road, Suite 400
			Atlanta, Georgia 30305-1713

	(b)	The Board of Directors of this corporation shall be
divided into three (3) classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year. At the first annual meeting of stockholders of this corporation directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting of those stockholders, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting of those stockholders. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the terms of the director or directors elected by such holders shall expire at the next


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succeeding annual meeting of stockholders.  Subject to the
foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders.

	(c)	Notwithstanding any other provisions of these Articles of
Incorporation or the bylaws of this corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of this corporation), any director or the entire Board of Directors of this corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders of this corporation called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the provisions of section (c) of this article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

	ELEVENTH. The period of existence of this corporation shall be perpetual.

	TWELFTH. No contract or other transaction between this corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of this corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with the same force and effect as if he or she were not such director or officer of such other corporation or not so interested.

	THIRTEENTH.  Reserved.

	FOURTEENTH.  Reserved.

	FIFTEENTH. All of the powers of this corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this corporation, except by the vote of the holders of not less than two thirds (2/3) of the outstanding shares of stock entitled to vote upon the election of directors.



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	IN WITNESS WHEREOF, the undersigned incorporator has hereunto affixed his signature at Olympia, Washington, this ___ day of November, 2004.

President and Chief Executive Officer:



   /s/ Michael Marshall
   ----------------------
   MICHAEL MARSHALL




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